Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on the Form S-1 of our report dated February 27, 2026, relating to the financial statements of COtwo Advisors Physical European Carbon Allowance Trust, as of November 30, 2025, and to the references to our firm under the heading “Experts” in such Registration Statement.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 26, 2026